Exhibit 99.1

REVOLUTION ACCELERATION ACQUISITION CORP ANNOUNCES PRICING OF $250 MILLION INITIAL PUBLIC OFFERING

WASHINGTON, D.C., December 7, 2020-- Revolution Acceleration Acquisition Corp (the “Company”) announced today that it priced its initial public offering of 25,000,000 units at $10.00 per unit. The units will be listed on the Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “RAACU” beginning December 8, 2020. Each unit consists of one share of Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the shares of Class A common stock and redeemable warrants are expected to be listed on Nasdaq under the symbols “RAAC” and “RAACW,” respectively. The offering is expected to close on December 10, 2020, subject to customary closing conditions.

The Company is a blank check company formed for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on businesses operating in the financial services, healthcare, technology and consumer and media sectors in the United States.

Credit Suisse is acting as the sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com.

A registration statement relating to the securities became effective on December 7, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and search for and/or completion of an initial business combination. No assurance can be given that the offering will be completed on the terms described, or at all, or that the Company will complete an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

John K. Delaney

Chief Executive Officer

Revolution Acceleration Acquisition Corp

1717 Rhode Island Avenue, NW, 10th floor

Washington, D.C. 20036

(202) 776-1400